U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   May, Richard A.
   33 Brook Lane
   Palos Park, IL USA 60464
2. Issuer Name and Ticker or Trading Symbol
   Great Lakes REIT GL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Chairman & CEO

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common stock               |12/15/|M   | |7692              |A  |13.00      |493106             |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common stock               |      |    | |                  |   |           |2098               |I     |Spouse                     |
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Common stock               |12/18/|G   | |650               |D  |           |493106             |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common stock               |      |    | |                  |   |           |980                |I     |Child                      |
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Common stock               |      |    | |                  |   |           |8420               |I     |Parent                     |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
1996 ISO stock options|13.00   |12/15|M   | |           |769|9/24/|9/24/|Common stock|7692   |13.00  |10667       |D  |            |
(right to buy)        |        |/98  |    | |           |2  |98   |06   |            |       |       |            |   |            |
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Feb 1997 stock options|        |     |    | |           |   |     |     |Common stock|       |       |132500      |D  |            |
(right to buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Dec 1997 stock options|        |     |    | |           |   |     |     |Common stock|       |       |25000       |D  |            |
(right to buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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

/s/ Richard A. May
SIGNATURE OF REPORTING PERSON
/Signature/
Richard A. May
DATE
12/21/98